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                                  EXHIBIT 10.36

                              EMPLOYMENT AGREEMENT
                          WITH ILX RESORTS INCORPORATED

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made between ILX RESORTS INCORPORATED, an Arizona corporation ("ILX" or the "Company") and Edward S. Zielinski (the "Employee").

                                R E C I T A L S:

         A. ILX has agreed to employ Employee as Executive Vice President of the Company and as President of the Company's wholly-owned subsidiary, Varsity Clubs of America Incorporated; and

         B. ILX and Employee desire to set forth the terms of Employee's employment

         NOW, THEREFORE, in consideration of the premises and terms hereinafter set forth, the parties agree as follows:

                               A G R E E M E N T:

         SECTION 1. EMPLOYMENT. Employee is hereby employed as Executive Vice President of the Company and as President of the Company's wholly-owned subsidiary, Varsity Clubs of America Incorporated, effective as of the Effective Date and from month to month thereafter, until terminated pursuant to the termination provisions of this Agreement. Employee may not engage in other employment while he is in the employ of ILX pursuant to this agreement.

         SECTION 2. DUTIES. Employee agrees to devote such time, attention and energies as are necessary to fulfill his duties as specified by the Board of Directors of ILX from time to time. Employee further agrees that he will promote the best interests and welfare of the Company and shall perform any and all duties to the best of his abilities. The Employee shall also:

                  (a) NON-COMPETITION: Not render to others, during his employment with ILX, service of any kind for compensation or promote, participate or engage in any other business activity which would conflict or interfere with the performance of his duties or loyalty under this Agreement, including, but not limited to, participating in the promotion or sale of products or services for a competitor of ILX or otherwise engage in business with such competitor;

                  (b) REGULATORY LAWS: Abide by all applicable statutes, rules and regulations of each State in which services may be rendered; and





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                  (c) ILX RULES: Abide by all rules and regulations issued by
         ILX, which are pertinent to Employee's duties and obligations.

         SECTION 3. COMPENSATION. As compensation for the services rendered pursuant to this Agreement.

                  (a) BASE COMPENSATION: Commencing January 1, 1998, ILX shall pay Employee base compensation computed at the annual rate of One Hundred Thirty Thousand and No/100 Dollars ($130,000.00), payable in bi-weekly payments. On each anniversary of the Effective Date Employee's base compensation shall be increased by such amounts as shall be recommended by the ILX Compensation Committee and approved by the Company's Board of Directors.

                  (b) STOCK GRANT: Commencing on the Effective Date and on each anniversary date of the Effective Date through and including January 1, 2001, provided that Employee is employed by ILX on such date, Employee shall be granted and awarded, at no cost or expense (inclusive of related payroll taxes) to Employee, Thirty-Five Thousand (35,000) shares of restricted common stock of ILX, adjusted for any stock split, stock dividend or other recapitalization of the Company.

                  (c) INCENTIVE COMPENSATION: Employee shall be awarded such additional incentive compensation, in cash or in stock, as is from time to time recommended by the Compensation Committee of ILX and approved by the Company's Board of Directors.

                  (d) FRINGE BENEFITS: ILX shall provide Employee health and life insurance under its group plan as it may exist from time to time. Employee shall also be entitled to such vacation time, sick leave, employee discounts, and other fringe benefits including, but not limited to, profit sharing contributions, as may be specified by the Board of Directors of ILX from time to time for its executive personnel.

         SECTION 4. CONFIDENTIALITY.

                  (a) NONDISCLOSURE AND NONUSE: Employee acknowledges that during his employment with ILX, he may have access to and become acquainted with ILX Confidential Information, as defined below. Except as Employee's duties during his employment with ILX may require or ILX may otherwise consent in writing, Employee agrees that he shall not at any time disclose or use, directly or indirectly, either during or subsequent to his employment with ILX, any ILX Confidential Information.

                  (b) CONFIDENTIAL INFORMATION: For purposes of the foregoing provisions, "ILX Confidential Information" shall mean (1) any and all confidential and proprietary business information and trade secrets concerning the business and affairs of ILX and its subsidiaries and affiliates, including but not limited to all marketing, sales and lead generation techniques, know-how and studies, customer and lead lists, current and anticipated customer requirements, price lists, business plans, training programs,

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         computer software and programs, and computer software and data-base technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), (2) any and all information concerning the business and affairs of ILX and its subsidiaries and affiliates (including but not limited to their historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented), and (3) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for ILX and its subsidiaries and affiliates containing or based, in whole or in part, on any information included in the foregoing. Provided, however, "ILX Confidential Information" shall not include information that is not unique to ILX, information that is generally known in the timeshare industry or information that was known by Employee prior to his employment with ILX

         SECTION 5. NON INTERFERENCE. Employee further agrees that during his employment and for a period of twelve (12) months thereafter, if Employee's employment is terminated for Good Cause (as defined below) by the Company or Employee voluntarily terminates his employment with the Company, Employee shall not, either on his own account or jointly with or as a manager, agent, officer, employee, consultant partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation: (1) carry on or be engaged or interested directly or indirectly in, or solicit, the manufacture or sale of goods or provision of services to any person, firm or corporation which, at any time during his employment has been or is a customer or in the habit of dealing with ILX or its subsidiaries and affiliates in their business, (2) endeavor, directly or indirectly, to canvas or solicit in competition with ILX or its subsidiaries and affiliates or to interfere with the supply of orders for goods or services from or by any person, firm or corporation which during his employment has been or is a supplier of goods or services to ILX or its subsidiaries and affiliates, or (3) directly or indirectly solicit or attempt to solicit away from ILX or its subsidiaries and affiliates any of its officers, employees or independent contractors or offer employment or business to any person who, on or during the 6 months immediately preceding the date of such solicitation or offer, is or was an officer, employee or independent contractor of ILX or its subsidiaries and affiliates.

         SECTION 6. INJUNCTIVE RELIEF. Employee acknowledges that a breach of Sections 4 or 5 hereof would cause irreparable damage to ILX and/or its subsidiaries and affiliates, and in the event of Employee's breach of the provisions of Sections 4 or 5 hereof, ILX shall be entitled to a temporary restraining order and an injunction restraining Employee from breaching such Sections without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Employee. Nothing shall be construed as prohibiting ILX from pursuing any other available remedies for such breach, including the recovery of damages from Employee. Employee acknowledges that the restrictions set forth in Sections 4 or 5 hereof are reasonable in scope and duration, given the nature of the business of ILX and its subsidiaries and affiliates. Employee agrees that issuance of an injunction restraining Employee from breaching such Sections in accordance with their terms will not pose an unreasonable restriction on Employee's ability to obtain employment or other work following the effective date of any Termination.

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         SECTION 7. EMPLOYEE INVESTMENTS. Anything to the contrary herein notwithstanding, Employee: (1) shall not be prohibited from investing his assets in such form or such manner as will not, in the aggregate, detract from the performance by Employee of his duties hereunder and will not violate the provisions of Sections 4 or 5 hereof, and (2) shall not be prohibited from purchasing stock in any publicly traded company solely as a stockholder so long as Employee does not own (together or separately or through his affiliates) more than two percent (2%) of the stock in any company, other than ILX, which is engaged in the timeshare business.

         SECTION 8. TERMINATION. This Agreement shall terminate: (1) on December 31, 2001; or (2) upon written notice by either party, at any time and for any or no reason whatsoever, at least thirty (30) days prior to the effective date of the termination; or (3) as of the end of the month of Employee's death, incapacity due to Employee's physical or mental illness as determined in the Company's sole discretion (the "Termination"). In the event of Termination, Employee shall be entitled to the following:

                  (a) VOLUNTARY TERMINATION, OR FOR GOOD CAUSE: If Employee voluntarily terminates his employment, or if his employment is terminated for Good Cause, Employee shall be entitled to no severance pay. At the Termination, the payment to Employee of compensation earned to date shall be in full satisfaction of all claims against ILX under this Agreement. Good Cause shall be deemed to exist if the Employee's employment is terminated because Employee:

                           [1] Willfully breaches or habitually neglects the duties that the Employee is required to perform under the terms of this Agreement;

                           [2]      Willfully violates reasonable and
                                    substantial rules governing employee
                                    performance;

                           [3] Refuses to obey reasonable orders in a manner that amounts to gross insubordination;

                           [4]      Commits clearly dishonest acts toward ILX;
                                    or

                           [5] Becomes incapacitated as set forth above or dies.

                  (b) INVOLUNTARY TERMINATION WITHOUT GOOD CAUSE: If ILX terminates Employee's employment, other than for Good Cause, Employee shall also be paid severance pay equal to his base compensation set forth in Section 3(a) of this Agreement, payable in monthly payments on the 30th day of each month for the 12 months following the Termination.

         SECTION 9. RETURN OF MATERIALS. Employee understands and agrees that any training manuals, sales and promotional material, or other property provided to his by ILX in connection with this Agreement shall remain the sole property of ILX, and shall be used by the

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Employee exclusively for the Company's benefit. Upon termination of this
Agreement, any such material, or other property shall be immediately returned to ILX.

         SECTION 10. NON-BINDING ALTERNATE DISPUTE RESOLUTION. Except for actions brought by ILX pursuant to Section 6 hereof-

                  (a) AGREEMENT TO UTILIZE: The parties shall attempt to settle any claim or (controversy arising from this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation prior to the commencement of any legal action. If such attempts fail, then the dispute shall be mediated by a mutually-accepted mediator to be chosen by the parties within forty-five (45) days after written notice demanding mediation is sent by one party to the other party. Neither party may unreasonably withhold consent to the selection of a mediator, and the parties shall share the costs of the mediation equally. By mutual written agreement, however, the parties may postpone mediation until they have completed some specified but limited discovery regarding the dispute, The parties may also agree to replace mediation with any other form of alternate dispute resolution ("ADR") available in the State of Arizona, such as a mini-trial or arbitration.

                  (b) FAILURE TO RESOLVE: Any dispute which the Parties cannot resolve through negotiation, mediation or any other form of ADR, within six (6) months of the date of the initial demand for mediation, may then be submitted to the appropriate court for resolution. The use of negotiation, mediation, or any other form of ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.

         SECTION 11. WAIVER. Neither party's failure at any time to require performance by the other party hereto of any of the provisions hereof shall be deemed to be a waiver of any kind nor in any way affect the rights of either party thereafter to enforce the provisions hereof. In the event that either party to this Agreement waives any provision of this Agreement or any rights concerning any breach or default of the other party hereto, such waiver shall not constitute a continuing waiver of any such provision or breach or default of the other party hereto.

         SECTION 12.                SUCCESSORS, ASSIGNS, BENEFIT.

                  (a) ILX SUCCESSORS: The provisions of this Agreement shall inure to the benefit of and be binding upon ILX, its successors, assigns and other affiliated entities, including, but not limited to, any corporation which may acquire all or substantially all of the Company's assets or with or into which ILX may be consolidated, merged or reorganized. Upon any such merger, consolidation or reorganization, the term "ILX" as used herein shall be deemed to refer to any such successor corporation.

                  (b) NO ASSIGNMENT BY EMPLOYEE: The parties hereto agree that Employee's services hereunder are personal and unique, and that ILX is

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                           executing this Agreement in reliance thereon. This
                           Agreement shall not be assignable by Employee.

         SECTION 13. SEVERABILITY. If one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but shall be deemed stricken and severed from this Agreement and the remaining terms of this Agreement shall continue in full force and effect.

         SECTION 14. GOVERNING LAW AND VENUE. This Agreement shall be deemed to have been made and entered into in the state of Arizona and its validity, construction, breach, performance and operation shall be governed by the laws of that state. The obligations hereunder of the parties hereto shall be performable in Maricopa County, Arizona, and venue for any suit involving this Agreement shall lie exclusively in Maricopa County, Arizona.

         SECTION 15. ENTIRE UNDERSTANDING. This Agreement sets forth the entire understanding between the parties with respect to the employment of employee, and no other representations, warranties or agreements whatsoever have been made by either party to the other. Further, this Agreement may not be modified or amended except by another instrument in writing executed by both of the parties.

         SECTION 16. NOTICES. All notices and communications under this Agreement shall be sent to the parties at the following addresses or such other addresses that the parties may subsequently designate in writing.

                  (a)      ILX

                           ILX Resorts Incorporated
                           Attention:
                           2111 East Highland Avenue, Suite 210
                           Phoenix, Arizona  85016

                  (b)      EMPLOYEE:





         SECTION 17. SECTION HEADINGS. Section and paragraph headings are inserted herein only for convenience and shall not be used to interpret any of the provisions hereof.

         SECTION 18. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same original.


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         SECTION 19. EFFECTIVE DATE. This Agreement is executed on the date set forth below, but shall be effective on and as of January 1, 1998.

         Executed this       day of December, 1997.

                                    "ILX"

                                    ILX RESORTS INCORPORATED


                                    By:


                                    "EMPLOYEE"


                                    By:


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